Exhibit 10.9
ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of August 22, 2011 by and between ADAPTOGENIX, LLC, a Utah limited liability company (the “Seller”), and AL INTERNATIONAL, Inc. a Delaware corporation (“Purchaser”). Seller and Purchaser are referred to collectively herein as the “Parties.”

WHEREAS, the Seller is engaged in the business of direct marketing or multi-level marketing with sales of various products and services (the “Business”) and has developed a distributorship organization of independent authorized agents (the “Distributor Organization”) for the sale of its products and services set forth on Schedule A attached hereto, including, without limitations, Renu IQ, Tazza Di Vita, and Pure3x brands (collectively, the “Products”);

WHEREAS, the Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from the Seller, substantially all of the assets of the Seller used in or relating to the Business, and the Purchaser is willing to assume certain liabilities of the Seller relating to the Business, all upon the terms and conditions set forth herein; and

WHEREAS, concurrently with the execution of this Agreement, the Seller shall enter into a Consulting Agreement (the “Consulting Agreement”) and a Proprietary Information and Inventions Agreement (the “Proprietary Information and Inventions Agreement”), substantially in the forms attached hereto as Exhibit A and Exhibit B, respectively.

NOW, THEREFORE, in consideration of the premises and the mutual covenants, representations and warranties herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the Parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS

In addition to terms defined elsewhere in this Agreement, the following terms when used in this Agreement shall have the respective meanings set forth below:

“Action” means any claim, demand, action, cause of action, chose in action, right of recovery, right of set-off, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

“Affiliate” means, with respect to a specified Person, any other Person which, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person.

“Ancillary Agreements” means the bill of sale and the assignment and assumption agreement delivered at the Closing.

“Business Day” means any day other than a Saturday, Sunday or other day on which banks are required or authorized to be closed in the city of San Diego, California.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Contract” means any contract, plan, undertaking, understanding, agreement, license, lease, note, mortgage or other binding commitment, whether written or oral.

“Court” means any court or arbitration tribunal of the United States, any domestic state, or any foreign country, and any political subdivision thereof.

“Copyrights” mean all copyrights (registered or otherwise) and registrations and applications for registration thereof, and all rights therein provided by multinational treaties or conventions.

“Database” means all data and other information recorded, stored, transmitted and retrieved in electronic form.

“Documents” means this Agreement together with the Note, Ancillary Agreements, the Schedules and Exhibits hereto and thereto and the Disclosure Schedule and the other agreements, documents and instruments executed in connection herewith.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“GAAP” means United States generally accepted accounting principles and practices in effect from time to time consistently applied.

“Governmental Authority” means any governmental, or legislative agency or authority (other than a Court) of the United States, any domestic state, or any foreign country, and any political subdivision or agency thereof, and includes any authority having governmental or quasi-governmental powers, including any administrative agency or commission.

“Hardware” means all mainframes, midrange computers, personal computers, notebooks, servers, switches, printers, modems, drives, peripherals and any component of any of the foregoing.

“Indebtedness” means, with respect to any Person, all indebtedness or similar obligation of such Person, whether or not contingent, including, without limitation, any Indebtedness of others guaranteed directly or indirectly in any manner by such Person.

“Information System” means any combination of Hardware, Software and/or Database(s) employed primarily for the creation, manipulation, storage, retrieval, display and use of information in electronic form or media.

“Intellectual Property” means (a) inventions, whether or not patentable, whether or not reduced to practice or whether or not yet made the subject of a pending Patent application or applications, (b) ideas and conceptions of potentially patentable subject matter, including, without limitation, any patent disclosures, whether or not reduced to practice and whether or not yet made the subject of a pending Patent application or applications, (c) Patents, (d) Trademarks, (e) Copyrights, (g) Software, (h) trade secrets and confidential, technical or business information (including ideas, formulas, compositions, inventions, and conceptions of inventions whether patentable or unpatentable and whether or not reduced to practice), (i) whether or not confidential, technology (including know-how and show-how), manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (j) copies and tangible embodiments of all the foregoing, in whatever form or medium, (k) all rights to obtain and rights to apply for Patents, and to register Trademarks and Copyrights, (l) all rights under the License Agreements and any licenses, registered user agreements, technology or materials, transfer agreements, and other agreements or instruments with respect to items in (a) to (k) above; and (m) all rights to sue and recover and retain damages and costs and attorneys’ fees for present and past infringement of any of the Intellectual Property rights hereinabove set out.

“Law” means all laws, statutes, ordinances and Regulations of any Governmental Authority including all decisions of Courts having the effect of law in each such jurisdiction.

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including, without limitation, those arising under any Law (including, without limitation, any environmental Law), Action or Order, Liabilities for Taxes and those Liabilities arising under any Contract.

“Licensed Intellectual Property” means all Intellectual Property licensed or sublicensed by the Seller from a third Party, including the License Agreements.

“Liens” means any mortgage, pledge, security interest, attachment, encumbrance, lien (statutory or otherwise), option, conditional sale agreement, right of first refusal, first offer, termination, participation or purchase, or charge of any kind (including any agreement to give any of the foregoing).

“Litigation” means any suit, action, arbitration, cause of action, claim, complaint, criminal prosecution, investigation, inquiry, demand letter, governmental or other administrative proceeding, whether at law or at equity, before or by any Court, Governmental Authority, arbitrator or other tribunal.

“Order” shall mean any judgment, order, writ, injunction, ruling, stipulation, determination, award or decree of or by, or any settlement under the jurisdiction of, any Court or Governmental Authority.

“Owned Intellectual Property” means all Intellectual Property in and to which the Seller has, or has a right to hold, right, title and interest.

“Patents” mean all national (including the United States) and multinational statutory invention registrations, patents, patent registrations and patent applications, including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations, and all rights therein provided by multinational treaties or conventions and all improvements to the inventions disclosed in each such registration, patent or application.

“Permits” means any licenses, permits, pending applications, consents, certificates, registrations, approvals and authorizations.

“Person” means any natural person, corporation, limited liability company, unincorporated organization, partnership, association, joint stock company, joint venture, trust or any other entity.

“Receivables” means any and all accounts receivable, notes, book debts and other amounts due or accruing due to the Seller in connection with the Business, whether or not in the ordinary course, together with any unpaid financing charges accrued thereon and the benefit of all security for such accounts, notes and debts.

“Regulation” shall mean any rule or regulation of any Governmental Authority.

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (d) the technology supporting any Internet site(s) operated by or on behalf of Seller and (e) all documentation, including user manuals and training materials, relating to any of the foregoing.

“Tax” or “Taxes” means any and all federal, state, local, or foreign taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or other taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, disability, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs’ duties, tariffs, and similar charges, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Trademarks” mean all trademarks, service marks, trade dress, logos, trade names and corporate names, whether or not registered, including all common law rights, and registrations and applications for registration thereof, including, but not limited to, all marks registered in the United States Patent and Trademark Office, the Trademark Offices of the States and Territories of the United States of America, and the Trademark Offices of other nations throughout the world, and all rights therein provided by multinational treaties or conventions.

ARTICLE II
PURCHASE AND SALE

2.1           Purchased Assets. Upon the terms and subject to the conditions set forth in this Agreement at the Closing, the Seller will sell, convey, transfer, assign and deliver to the Purchaser, and the Purchaser will purchase from the Seller, all of the rights, title and interests of the Seller into and under all of the assets that are used or useful in connection with the Business (other than the Excluded Assets (as defined below)), including, without limitation, the following assets, free and clear of all Liens (collectively, the “Purchased Assets”):

(a)           Machinery, Equipment and Furniture. All furniture, fixtures, equipment, machinery and other tangible personal property used or held for use by the Seller at the locations at which the Business is conducted, or otherwise owned or held by the Seller at the Closing Date for use in the conduct of the Business, including, without limitation, the furniture, fixtures, equipment, machinery and tangible personal property listed in Schedule 2.1(a);

(b)           Inventory.  All inventory, including, without limitation, merchandise, raw materials, work-in-process, finished goods, replacement parts, related to the Business, maintained, held or stored by or for the Seller at any location whatsoever and any prepaid deposits for any of the same (the “Purchased Inventory”);

(c)            Accounts Receivable. All Receivables;

(d)            Books and Records. All books and records (other than those required by law to be retained by the Seller, copies of which will be made available to the Purchaser) including, without limitation, customer lists, sales records, price lists and catalogues, sales literature, advertising material, manufacturing data, production records, employee manuals, personnel records, supply records, inventory records and correspondence files (together with, in the case of any such information which is stored electronically, the media on which the same is stored);

(e)            Goodwill. The goodwill of the Seller relating to the Business together with the exclusive right for the Purchaser to represent itself as carrying on the Business in succession to the Seller and the right to use any words indicating that the Business is so carried on;

(f)            Intellectual Property. All the Seller’s right, title and interest in, to and under the Licensed Intellectual Property and the Owned Intellectual Property of the Seller related to the Business, including, without limitation, including, without limitation, the Licensed Intellectual Property and Owned Intellectual Property listed on Schedule 2.1(f) (the “Purchased Intellectual Property”)

(g)            Claims and Causes of Action. All Actions of any kind (including rights to insurance proceeds and rights under and pursuant to all warranties, representations and guarantees made by suppliers of products, materials or equipment, or components thereof) pertaining to or arising out of the Business, and inuring to the benefit of the Seller, together with any and all Liens granted or otherwise available to Seller as security for collection of any of the foregoing;

(h)            Prepaid Expenses. All prepaid expenses of the Seller related to the Business;

(i)            Contracts. All rights under Contracts of or relating to the Business together with all of the Seller’s claims or rights of action now existing or hereafter arising thereunder, including, without limitation, those listed in Schedule 2.1(i); and

(j)            Permits. To the extent transferable, all Permits held or used by the Seller in connection with, or required for or useful for, the Business, including, without limitation, those listed in Schedule 2.1(j).

2.2           Excluded Assets. Notwithstanding the provisions of Section 2.1, the Purchased Assets shall not include any of the following property and assets of the Seller (collectively, the “Excluded Assets”):

(a)            All cash and cash equivalents (including marketable securities and short-term investments) on hand or in banks or other depositories held by the Seller in the following bank accounts: [describe]; and

(b)            All corporate records, including, but not limited to, the Seller’s minute book and stock record book (but not including records of the Business relating to operation of the Business described in Section 2.1(d)).

2.3           Assumed Liabilities. Upon the terms and subject to the conditions set forth in this Agreement at the Closing, the Purchaser shall assume and agree to pay, perform and discharge only (a) the Liabilities of the Seller arising under the Contracts included in the Purchased Assets from and after the Closing Date (other than liabilities or obligations attributable to any failure by the Seller to comply with the terms thereof) and (b) certain commissions set forth on Schedule 2.3 (the “Assumed Liabilities”).

2.4           Excluded Liabilities. The Seller shall retain, and shall be responsible for paying, performing and discharging when due, and the Purchaser shall not assume or have any responsibility for, any and all Liabilities of the Seller other than the Assumed Liabilities (the “Excluded Liabilities”).

ARTICLE III
PURCHASE PRICE

3.1           Purchase Price. As consideration for the purchase of the Purchased Assets, upon the terms and subject to the conditions set forth in this Agreement, the Purchaser will pay to the Seller (i) the aggregate purchase price of One Million Two Hundred and Fifty Thousand ($1,250,000) (the “Purchase Price”) payable in accordance with Section 3.2 below; and (ii) assume the Assumed Liabilities. As part of its assumption of the Assumed Liabilities, the Purchaser will assume and pay for commissions owed to members of the Distributor Network (defined below) through August 31, 2011, but the Seller shall pay the Purchaser the pro rata amount of such commissions attributable to the portion of August 2011 prior to the date of Closing, based on revenue collected through the date of Closing. –

3.2           Payment of Purchase Price. The Purchaser shall pay, or cause to be paid, to the Seller the Purchase Price at the Closing as follows:

(a)            Payment to the Seller of $300,000 in cash by wire transfer, bank check or certified check (this amount shall be wire transferred to Seller’s account no later than August 22, 2011);

(b)            Payment to the Seller of $500,000 in cash by wire transfer, bank check or certified check if the Purchaser is able to obtain bank financing for this payment (this amount shall be wire transferred to Seller’s account no later than September 22, 2011 if the Purchaser is able to obtain bank financing for this payment). If the Purchaser is unable to obtain bank financing for this payment, the Purchaser shall pay Seller $100,000 in cash by wire transfer, bank check or certified check, which payment shall be wire transferred to Seller’s account no later than September 22, 2011; and

(c)            Deliver to the Seller a Promissory Note in substantially the form attached hereto as Exhibit C (the “Note”). The principal amount and payment terms of the Note shall vary depending on whether the Purchaser is able to obtain bank financing for the payments described in Section 3.2(b) above.

(i)            If the Seller is able to obtain such bank financing, the principal amount of the Note will be $450,000 ($1,250,000 less the cash payments of $300,000 and $500,000), and payments in the amount of $12,500 per month will be due until all principal and interest owed under the Note have been paid.

(ii)            If the Seller is unable to obtain such bank financing, the Purchase Price will increase by $50,000 and the principal amount of the Note will be $900,000 ($1,250,000 less the cash payments of $300,000 and $100,000 plus $50,000), and payments in the amount of $25,000 per month will be due until all principal and interest owed under the Note have been paid.

(d)            Regardless of the principal amount and payment terms of the Note, the Note will bear interest at the rate of ___% per annum, compounded monthly, and monthly payments under the Note will begin and will be due and payable starting on October 1, 2011.

3.3           Closing.

(a)           Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., 3580 Carmel Mountain Road, Suite 300, San Diego, California, or at another location mutually agreeable to Seller and Purchaser, at a time and date to be mutually agreed between the Purchaser and the Seller (the day on which the Closing takes place being the “Closing Date”). Seller shall be entitled to terminate this Agreement, in Seller’s sole discretion, through the delivery of a written notice to the Purchaser if the Closing Date has not occurred for any reason on or before August 24, 2011.

(b)           At the Closing:

 (i) the Purchaser shall execute and deliver the Note and pay, or cause to be paid, to the Seller that portion of the Purchase Price to be paid at the Closing;

(ii) the Purchaser and the Seller shall execute and deliver such documents as are reasonably necessary, as determined by the Purchaser and Seller, to effectuate the transfer of the Purchased Assets, including, without limitation, an assignment and assumption agreement and a bill of sale, in forms reasonably acceptable to the Purchaser and the Seller; and

(iii) the Seller shall execute and deliver the Consulting Agreement and the Proprietary Information and Inventions Agreement.

3.4           Transfer Taxes. The Seller shall be liable for and shall pay all federal and state sales Taxes (including any retail sales Taxes and land transfer Taxes) and all other Taxes, duties, fees or other like charges of any jurisdiction properly payable in connection with the transfer of the Purchased Assets by the Seller to the Purchaser.

3.5           Allocation of Purchase Price. At the Closing, the Parties shall sign and deliver to each other a completed IRS Form 8594, Asset Acquisition Statement Under Section 1060, which shall allocate the Purchase Price among the Purchased Assets. The Parties shall file their respective state and federal income taxes in a manner that is consistent with information in the Form 8594.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SELLER

In order to induce the Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, the Seller represents and warrants to the Purchaser:

4.1           Qualification. The Seller is duly licensed or qualified to transact business in each of the jurisdictions in which the Seller operates the Business.

4.2           Authorization; Enforceability. The Seller has the power and authority to own, hold, lease and operate its properties and assets and to carry on the Business. The Seller has the power and authority to execute, deliver and perform this Agreement and the other Documents. This Agreement and each of the other Documents to be executed and delivered by the Seller have been duly executed and delivered by, and constitute the legal, valid and binding obligations of, the Seller, enforceable against the Seller in accordance with their terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought.

4.3           No Violation or Conflict. None of (a) the execution and delivery by the Seller of this Agreement and the other Documents to be executed and delivered by the Seller, (b) consummation by the Seller of the transactions contemplated by this Agreement and the other Documents, or (c) the performance of this Agreement and the other Documents required by this Agreement to be executed and delivered by the Seller at the Closing, will (i) conflict with or violate any Law, Order or Permit applicable to the Seller or by which the Seller’s properties are bound or affected, or (ii) result in any breach or violation of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Seller’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on any of the properties or assets of the Seller pursuant to, any Contract or other instrument or obligation to which the Seller is a party or by which the Seller or its properties are bound or affected.

4.4           Litigation. There is no Litigation or investigation pending or, to the knowledge of the Seller, threatened against, or otherwise adversely affecting, the Business or the properties, assets (including the Purchased Assets) or rights of Seller relating thereto, before any Court or Governmental Authority, nor does there exist any reasonable basis for any such Litigation. The Seller is not subject to any outstanding Litigation or Order, which, individually or in the aggregate, would prevent, hinder or delay the Seller from consummating the transactions contemplated by this Agreement. There is no Litigation pending or threatened that might call into question the validity of this Agreement or any of the other Documents or any action taken or to be taken pursuant hereto or thereto, nor does there exist any reasonable basis for any such Litigation. There is no action by the Seller pending or threatened against any third party with respect to the Business or any of the Purchased Assets.

4.5           Brokers. The Seller has not employed any financial advisor, broker or finder, and Seller has not incurred and will not incur any broker's, finder's, investment banking or similar fees, commissions or expenses in connection with the transactions contemplated by this Agreement.

4.6           Compliance with Law. To Seller’s knowledge, the Seller is, and has conducted and continues to conduct the Business, in compliance with, and is not in default or violation of, all Laws, Orders and other requirements applicable to it or by which any of its assets or properties are bound or affected including, without limitation, those relating to (i) the development, manufacture, packaging, distribution and marketing of products, (ii) employment, safety and health, and (iii) building, zoning and land use. The Seller is not subject to any Order that adversely affects, individually or in the aggregate, the Business, or its operations, properties, assets or condition (financial or otherwise). The Seller has not received any notice or other communication (whether written or oral from any Governmental Authority or other Person regarding any actual, alleged, possible or potential breach, violation of or non-compliance with any Order to which the Seller, the Business or any of the Purchased Assets is or has been subject. To Seller’s knowledge, there is no existing Law or Order, and the Seller is not aware of any proposed Law or Order, which would prohibit or materially restrict the Purchaser from, or otherwise materially adversely affect the Purchaser in, conducting the Business in any jurisdiction in which such business is now conducted.

4.7           Governmental Consents and Approvals. To Seller’s knowledge, the execution, delivery and performance of this Agreement and the other Documents by the Seller and do not and will not require any consent, approval, authorization, Permit or other order of, action by, filing with or notification to, any Governmental Authority.

4.8           No Other Agreements to Purchase. No person other than the Purchaser has any written or oral agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase or acquisition from the Seller of any of the Purchased Assets, other than purchase orders for inventory accepted by the Seller in the ordinary course of business, consistent with past practice.

4.9           Indebtedness. There is no Indebtedness related to the Business.

4.10           Personal Property. Schedule 4.1(a) lists all items or distinct groups of machinery, equipment, tools, supplies, furniture, fixtures, vehicles, rolling stock and other tangible personal property used in the Business and owned or leased by the Seller (the “Tangible Personal Property”). All Tangible Personal Property is adequate and usable for the use and purposes for which it is currently used, is in good operating condition, reasonable wear and tear excepted, and has been maintained and repaired in accordance with good business practice.

4.11           Purchased Assets.

(a)             The Seller (i) owns, leases or has the legal right to use all the properties and assets, including, without limitation, the Owned Intellectual Property, the Licensed Intellectual Property and the Tangible Personal Property, used, intended to be used in the conduct of the Business, and (ii) with respect to contractual rights, is a Party to and enjoys the right to the benefits of all Contracts, all of which properties, assets and rights constitute Purchased Assets, except for the Excluded Assets. The Seller has good and marketable title to, or, in the case of leased or subleased Purchased Assets, valid and subsisting leasehold interests in, all the Purchased Assets, free and clear of all Liens.

(b)            The Purchased Assets constitute (i) all of the properties, assets and rights, used, held or intended to be used in the Business, and (ii) all such properties, assets and rights as are necessary or useful in the conduct of the Business. At all times, the Seller has caused the Purchased Assets to be maintained, in all material respects, in accordance with good business practice, and all the Purchased Assets are in good operating condition and repair, reasonable wear and tear excepted, and are suitable for the purposes for which they are used and intended to be used.

(c)            The Seller has the complete and unrestricted power and unqualified right to sell, assign, transfer, convey and deliver the Purchased Assets to the Purchaser without penalty or other adverse consequences to Seller. Following the consummation of the transactions contemplated by this Agreement and the execution of the instruments of transfer contemplated by this Agreement, the Purchaser will have received from Seller good, valid and marketable title, or lease, under valid and subsisting leases, or otherwise will have acquired the interests of the Seller in the Purchased Assets, free and clear of all Liens, and without incurring any penalty or other adverse consequence, including, without limitation, any increase in rentals, royalties, or license or other fees imposed as a result of, or arising from, the consummation of the transactions contemplated by this Agreement.

4.12           Permits. Schedule 4.12.(j) lists all Permits used in or otherwise necessary for the conduct of the Business, each of which will be duly and validly transferred to the Purchaser in connection with the consummation of the transactions contemplated herein.  The Seller is, and at all times has been, in compliance with all conditions and requirements imposed by the Permits and the Seller has not received any notice of, and has no reason to believe, that any appropriate authority intends to cancel or terminate any of the Permits or that valid grounds for such cancellation or termination exist. The Seller owns or has the right to use the Permits in accordance with the terms thereof without any conflict or alleged conflict or infringement with the rights of any other Person. Each of the Permits is valid and in full force and effect and, none of the Permits will be terminated or adversely affected by the transactions contemplated hereby.

4.13            Intellectual Property.

(a)            Status. As of the Closing, the Seller has or will have as a result of the Closing full title and ownership of, or will be duly licensed under or otherwise authorized to use, all Intellectual Property necessary to enable it to carry on the Business, free and clear of any Liens, and, to Seller’s knowledge, without any conflict with or infringement upon the rights of others. As of the Closing, the Purchased Intellectual Property is sufficient for the conduct of the Business as currently conducted and as contemplated to be conducted. The Seller has not transferred ownership of, or agreed to transfer ownership of, any Intellectual Property related to the Business to any third Party. To the Seller’s knowledge, no third party has any ownership right, title, interest, claim in or lien on any of the Intellectual Property related to the Business, and there is no unauthorized use, unauthorized disclosure, infringement or misappropriation of any Intellectual Property related to the Business by any third party.The Seller has taken all necessary steps to prosecute, maintain, and preserve the legal rights and ownership interests in all Intellectual Property related to the Business.

(b)            License Agreements. Schedule 4.13(b) contains a complete and accurate list of all license agreements granting any right to use or practice any rights under any Intellectual Property, whether the Seller is the licensee or licensor thereunder, and any assignments, consents, term, forbearances to sue, judgments, Governmental Orders, settlements or similar obligations relating to any Intellectual Property to which the Seller is a party or otherwise bound (collectively, the “License Agreements”). The License Agreements are valid and binding obligations of Seller, enforceable in accordance with their terms, and there exists no event or condition that will result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default by the Seller under any such License Agreement. None of the execution, delivery or performance of this Agreement by the Seller, the consummation by it of its obligations hereunder, or compliance by it with any of the provisions of this Agreement will conflict with or result in any breach of any provision contained in any of the Licensed Agreements.

(c)            Royalties. No royalties, honoraria or other fees are payable to any third parties for the use of or right to use any Owned Intellectual Property except pursuant to the License Agreements set forth in Schedule 2.1(j).

(d)            Invention Assignment and Confidentiality Agreement. The Seller has secured from all consultants, advisors, employees and independent contractors who independently or jointly contributed to or participated in the conception, reduction to practice, creation or development of any Owned Intellectual Property for the Seller (each an “Author”), unencumbered and unrestricted exclusive ownership of, all of the Authors’ Intellectual Property rights in such contribution that the Seller does not already own by operation of law and has obtained the waiver of all non-assignable rights. No Author has retained any rights, licenses, claims or interest whatsoever with respect to any Owned Intellectual Property developed by the Author for the Seller. Without limiting the foregoing, the Seller has obtained written and enforceable proprietary information and invention disclosure and Intellectual Property rights assignments from all current and former Authors.

(e)            Third Party Infringement. To the best of the Seller’s knowledge, the conduct of the Business as currently conducted and as contemplated to be conducted does not infringe upon any Intellectual Property rights of any third party. The Seller has not been notified by any third party of any allegation that Seller’s activities or the conduct of the Business infringes upon, violates or constitutes the unauthorized use of the Intellectual Property rights of any third party. No third party has notified the Seller that (i) any of such third party’s Intellectual Property rights are infringed or (b) the Seller requires a license to any of such third party’s Intellectual Property rights. Further, the Seller has not been offered a license to any of such third party’s Intellectual Property rights.

(f)            Confidential Information. The Seller has taken all necessary steps in to protect the Seller’s rights in confidential information and trade secrets of the Seller. Without limiting the foregoing, the Seller has and enforces a policy of requiring each employee, consultant, contractor and potential business partner or investor to execute proprietary information, confidentiality and assignment agreements. Except under confidentiality obligations, there has been no material disclosure of any Seller confidential information or trade secrets.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

In order to induce the Seller to enter into this Agreement and to consummate the transactions contemplated hereby, the Purchaser represents and warrants to the Seller as follows:

5.1           Organization and Qualification. The Purchaser is a corporation duly organized validly existing and in good standing under the laws of the State of Delaware.

5.2           Authorization; Enforceability. The Purchaser has the corporate power and authority to execute, deliver and perform this Agreement and the other Documents. The execution, delivery and performance of this Agreement and the other Documents and the consummation of the transactions contemplated herein and therein have been duly authorized and approved by the Purchaser, and no other action on the part of the Purchaser is necessary in order to give effect thereto. This Agreement and each of the other Documents to be executed and delivered by the Purchaser have been duly executed and delivered by, and constitute the legal, valid and binding obligations of, the Purchaser, enforceable against the Purchaser, in accordance with their terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and except that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefor may be brought.

4.3      No Violation or Conflict. None of (a) the execution and delivery by the Purchaser of this Agreement and the other Documents to be executed and delivered by the Purchaser, (b) consummation by the Purchaser of the transactions contemplated by this Agreement and the other Documents, or (c) the performance of this Agreement and the other Documents required by this Agreement to be executed and delivered by the Purchaser at the Closing, will (i) conflict with or violate any Law, Order or Permit applicable to the Purchaser or by which the Purchaser’s properties are bound or affected, or (ii) result in any breach or violation of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Purchaser’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on any of the properties or assets of the Purchaser pursuant to, any Contract or other instrument or obligation to which the Purchaser is a party or by which the Purchaser or its properties are bound or affected.

ARTICLE VI
COVENANTS

6.1           Regulatory and Other Authorizations; Notices and Consents.

(a)            The Seller will use its best efforts to obtain all authorizations, consents, orders and approvals of all Governmental Authorities and officials that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the other Documents and will cooperate fully with the Purchaser in promptly seeking to obtain all such authorizations, consents, orders and approvals.

(b)            After the Closing, the Seller shall give promptly such notices to third parties and use its best efforts to obtain such third party consents and estoppel certificates as the Purchaser may in its sole and absolute discretion deem necessary or desirable in connection with the consummation of the transactions contemplated by this Agreement and the other Documents.

(c)            Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Purchased Asset or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party thereto, would constitute a breach or other contravention thereof or in any way adversely affect the rights of the Purchaser or the Seller thereunder. The Seller will use its best efforts to obtain the consent of the other parties to any such Purchased Asset or any claim or right or any benefit arising thereunder for the assignment thereof to the Purchaser as the Purchaser may reasonably request. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of the Seller thereunder so that the Purchaser would not in fact receive all such rights, the Seller and the Purchaser will cooperate in a mutually agreeable arrangement under which the Purchaser would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including subcontracting, sub-licensing, or sub-leasing to the Purchaser, or under which the Seller would enforce for the benefit of the Purchaser, with the Purchaser assuming the Seller’s obligations, any and all rights of the Seller against a third party thereto. The Seller will promptly pay to the Purchaser when received all monies received by the Seller under any Purchased Asset or any claim or right or any benefit arising thereunder, except to the extent the same represents an Excluded Asset. In such event, the Seller and the Purchaser shall, to the extent the benefits and obligations of any Purchased Asset have not been provided to the Purchaser by alternative arrangements satisfactory to the Purchaser and Seller, negotiate in good faith an adjustment in the Purchase Price.

6.2           Access.

(a)            In order to facilitate the resolution of any claims made against or incurred by the Seller prior to the Closing, for a period of three years after the Closing, the Purchaser shall (i) retain the books and records of the Seller which are transferred to the Purchaser pursuant to this Agreement relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Seller and (ii) upon reasonable notice, afford the officers, employees and authorized agents and representatives of the Seller reasonable access (including the right to make, at the Seller’s expense, photocopies), during normal business hours, to such books and records.

(b)            In order to facilitate the resolution of any claims made by or against or incurred by the Purchaser after the Closing or for any other reasonable purpose, for a period of three years following the Closing, the Seller shall (i) retain all books and records of the Seller which are not transferred to the Purchaser pursuant to this Agreement and which relate to the Seller, its operations or the Business for periods prior to the Closing and which shall not otherwise have been delivered to the Purchaser; and (ii) upon reasonable notice, afford the officers, employees and authorized agents and representatives of the Purchaser, reasonable access (including the right to make photocopies at the expense of the Purchaser), during normal business hours, to such books and records.

6.3           Confidentiality, Non-competition and Non-solicitation.

(a)            In partial consideration of the payment of the Purchase Price, as set forth in Section 3.1, the Seller and the Purchaser agree that, for a period of one year after the Closing (the “Restricted Period”), the Seller shall not engage, directly or indirectly, in any business anywhere in the world (other than solely in the Seller’s capacity as an employee of the Purchaser) that manufactures, produces or supplies products or services of the kind manufactured, produced or supplied by the Business or the Seller as of the Closing Date or, without the prior written consent of the Purchaser, directly or indirectly, own an interest in, manage, operate, join, control, lend money or render financial or other assistance to or participate in or be connected with, as a partner, member, stockholder, consultant, director, officer, agent, employee or otherwise, any Person that competes with the Purchaser or the Business in manufacturing, producing or supplying products or services of the kind manufactured, produced or supplied by the Business or the Seller as of the Closing; provided, however, that, for the purposes of this Section 6.3, ownership of securities having no more than one percent (1%) of the outstanding voting power of any competitor which are listed on any national securities exchange or traded actively in the national over-the-counter market shall not be deemed to be in violation of this Section 6.3 so long as the Person owning such securities has no other connection or relationship with such competitor.

 (b)            As a separate and independent covenant, the Seller agrees with the Purchaser that, during the Restricted Period, the Seller will not in any way, directly or indirectly, for the purpose of conducting or engaging in any business that manufactures, produces or supplies products or services of the kind manufactured, produced or supplied by the Business or the Seller, call upon, solicit, advise or otherwise do, or attempt to do, business with any customers of the Business or the Seller with whom the Business or the Seller had any dealings prior to the Closing Date, or take away or interfere or attempt to interfere with any custom, trade, business or patronage of the Purchaser or the Business, or interfere with or attempt to interfere with any officers, employees, representatives or agents of the Purchaser or the Business, or induce or attempt to induce any of them to leave the employ of the Purchaser or violate the terms of their contracts, or any employment arrangements, with the Purchaser.

(c)            The Seller agrees to, and will cause its agents, representatives, Affiliates, employees, officers and directors to: (i) treat and hold as confidential (and not disclose or provide access to any Person to) all information relating to trade secrets, processes, patent or trademark applications, product development, price, customer and supplier lists, pricing and marketing plans, policies and strategies, operations methods, product development techniques, business acquisition plans, new personnel acquisition plans and any other confidential information with respect to the Business or the Seller, (ii) in the event that the Seller or any such agent, representative, Affiliate, employee, officer or director becomes legally compelled to disclose any such information, provide the Purchaser with prompt written notice of such requirement so that the Purchaser may seek a protective order or other remedy or waive compliance with this Section 6.3(c), (iii) in the event that such protective order or other remedy is not obtained, or the Purchaser waives compliance with this Section 6.3(c), furnish only that portion of such confidential information which is legally required to be provided and exercise its best efforts to obtain assurances that confidential treatment will be accorded such information, and (iv) promptly furnish (prior to, at, or as soon as practicable following, the Closing) to the Purchaser any and all copies (in whatever form or medium) of all such confidential information then in the possession of the Seller or any of its agents, representatives, Affiliates, employees, officers and directors and destroy any and all additional copies then in the possession of the Seller or any of its agents, representatives, Affiliates, employees, officers and directors of such information and of any analyses, compilations, studies or other documents prepared, in whole or in part, on the basis thereof; provided, however, that this sentence shall not apply to any information that, at the time of disclosure, is available publicly and was not disclosed in breach of this Agreement by the Seller, its agents, representatives, Affiliates, employees, officers or directors; provided further that specific information shall not be deemed to be within the foregoing exception merely because it is embraced in general disclosures in the public domain. In addition, any combination of features shall not be deemed to be within the foregoing exception merely because the individual features are in the public domain unless the combination itself and its principle of operation are in the public domain.

(d)            The Seller acknowledges that the restrictions set forth in this Section 6.3 are considered by the parties to be reasonable for the purposes of protecting the value of the business and goodwill of the Purchaser, including, after the Closing, the Business. The Seller acknowledges that the Purchaser would be irreparably harmed and that monetary damages would not provide an adequate remedy to the Purchaser in the event the covenants contained in this Section 6.3 were not complied with in accordance with their terms. Accordingly, the Seller agrees that any breach or threatened breach by it of any provision of this Section 6.3 shall entitle the Purchaser to injunctive and other equitable relief to secure the enforcement of these provisions, in addition to any other remedies (including damages) which may be available to the Purchaser. If Seller breaches the covenants set forth in Sections 6.3(a) or (b), the Restricted Period shall be extended for a period equal to that for which such breach continues.

(e)             It is the desire and intent of the parties that the provisions of this Section 6.3 be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought. If any provisions of this Section 6.3 relating to the time period, scope of activities or geographic area of restrictions is declared by a court of competent jurisdiction to exceed the maximum permissible time period, scope of activities or geographic area, as the case may be, the time period, scope of activities or geographic area shall be reduced to the maximum which such court deems enforceable. If any provisions of this Section 6.3 other than those described in the preceding sentence are adjudicated to be invalid or unenforceable, the invalid or unenforceable provisions shall be deemed amended (with respect only to the jurisdiction in which such adjudication is made) in such manner as to render them enforceable and to effectuate as nearly as possible the original intentions and agreement of the parties. In addition, if any party brings an action to enforce this Section 6.3 hereof or to obtain damages for a breach thereof, the prevailing party in such action shall be entitled to recover from the non-prevailing Party all attorney's fees and expenses incurred by the prevailing party in such action.

6.4           Use of Intellectual Property.

(a)            From and after the Closing, the Seller shall not use any of the Owned Intellectual Property or the Licensed Intellectual Property except as permitted as an employee of the Purchaser or any Affiliate thereof.

(b)            As promptly as practicable following the Closing, the Seller shall remove any Owned Intellectual Property or Licensed Intellectual Property from letterheads and other materials remaining in its possession or under its control, and the Seller shall not use, put into use, or purport to authorize any other Person to use, after the Closing any materials that bear any trademark, service mark, trade dress, logo, trade name or corporate name contained in the Owned Intellectual Property or the Licensed Intellectual Property or any trademark, service mark, trade dress, logo, trade name or corporate name similar or related thereto.

ARTICLE VII
INDEMNIFICATION; MILESTONE PAYMENTS

7.1           Survival of Representations and Warranties. The representations and warranties of the Seller and the Purchaser contained in this Agreement (and the indemnification obligations of the Company relating thereto) shall survive the Closing.

7.2           Indemnification.

(a)           Subject to the limitations and exceptions set forth in this Article VII, the Seller shall indemnify and hold harmless the Purchaser, its affiliates and each of their respective officers, directors, agents and employees, and each Person, if any, who controls or may control the Purchaser within the meaning of the Securities Act, and the Purchaser shall indemnify and hold harmless the Seller, its affiliates and each of their respective officers, directors, agents and employees, and each Person, if any, who controls or may control the Seller within the meaning of the Securities Act (each of the foregoing being referred to individually as an “Indemnified Person” and collectively as “Indemnified Persons”) from and against any and all losses, liabilities, damages, fees, costs and expenses, including costs of investigation and defense and reasonable fees and expenses of lawyers, experts and other professionals (collectively, “Indemnifiable Damages”) directly or indirectly, whether or not due to a third-party claim, arising out of, resulting from or in connection with (i) any failure of any representation or warranty made by the Seller or Purchaser, as the case may be, in this Agreement to be true and correct, (ii) any breach of or default in connection with any of the covenants or agreements made by the Seller or the Purchaser, as the case may be, in this Agreement, (iii) any failure of the Seller to have good and valid title to the Purchased Assets and (iv) any failure of the Seller to timely fulfill or discharge any of the Excluded Liabilities.

(b)           With respect to indemnification by the Seller, materiality standards or qualifications in any representation, warranty or covenant made by the Seller shall only be taken into account in determining whether a breach of or default in connection with such representation, warranty or covenant (or failure of any representation or warranty to be true and correct) exists, and shall not be taken into account in determining the amount of any Indemnifiable Damages with respect to such breach, default or failure to be true and correct. Any indemnity payments made under this Agreement shall be treated as purchase price adjustments for federal and state income tax purposes and may, at the discretion of the Purchaser, take the form of a reduction in the principal amount outstanding under the Note.

(c)           With respect to indemnification by any Party, materiality standards or qualifications in any representation, warranty or covenant made by such Party shall only be taken into account in determining whether a breach of or default in connection with such representation, warranty or covenant (or failure of any representation or warranty to be true and correct) exists, and shall not be taken into account in determining the amount of any Indemnifiable Damages with respect to such breach, default or failure to be true and correct. Any indemnity payments made under this Agreement shall be treated as purchase price adjustments for federal and state income tax purposes.

7.3           Claims. With respect to claims made for Indemnifiable Damages, the Purchaser or the Seller may deliver to the other, as applicable, a certificate signed by any officer of the delivering Party (an “Officer’s Certificate”):

(a)           stating that an Indemnified Person has incurred, paid, reserved or accrued, or reasonably anticipates that it may incur, pay, reserve or accrue, Indemnifiable Damages;

(b)           stating the amount of such Indemnifiable Damages (which, in the case of Indemnifiable Damages not yet incurred, paid, reserved or accrued, may be the maximum amount reasonably anticipated by the Purchaser to be incurred, paid, reserved or accrued); and

(c)           specifying in reasonable detail (based upon the information then possessed by the Purchaser) the individual items of such Indemnifiable Damages included in the amount so stated and the nature of the claim to which such Indemnifiable Damages are related.

No delay in providing such Officer’s Certificate shall affect an Indemnified Person’s rights hereunder, unless (and then only to the extent that) the Seller is materially prejudiced thereby.

7.4           Resolution of Objections to Claims.

(a)           If the Seller or Purchaser, as applicable, objects in writing to any claim or claims by the claiming Party made in any Officer’s Certificate within such 30-day period, the Purchaser and the Seller shall attempt in good faith for forty-five (45) days after receipt of such written objection to resolve such objection. If the Purchaser and the Seller shall so agree, a memorandum setting forth such agreement shall be prepared and signed by both Parties. The Purchaser or Seller, as applicable, shall be entitled to conclusively rely on any such memorandum and the Purchaser or Seller, as applicable, shall be entitled to payment from the Seller or Purchaser in the amount specified in the memorandum.

(b)           If no such agreement can be reached during the 45-day period for good faith negotiation, but in any event upon the expiration of such 45-day period, either the Purchaser or the Seller may submit the dispute to mandatory, final and binding arbitration to be held in the county of San Diego, the State of California. The dispute shall be resolved in accordance with Section 8.10 below and the decision of the arbitrator as to the validity and amount of any claim in the relevant Officer’s Certificate shall be non-appealable, binding and conclusive upon the Parties to this Agreement and the Purchaser shall be entitled to act in accordance with such decision.

(c)           The non-prevailing Party to an arbitration shall pay its own expenses, the fees of the arbitrator, the administrative fee of Judicial Arbitration & Mediation Services/EnDispute or its successor (“J.A.M.S.”) and the expenses, including attorneys’ fees and costs, reasonably incurred by the other Party to the arbitration.

7.5           Third-Party Claims. In the event that the Purchaser becomes aware of a third-party claim which the Purchaser believes may result in a claim against the Purchaser by or on behalf of an Indemnified Person, the Purchaser shall have the right in its sole discretion to conduct the defense of and to settle or resolve any such claim (and the costs and expenses incurred by the Purchaser in connection with such defense, settlement or resolution (including reasonable attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs) shall be included in the Indemnifiable Damages for which the Purchaser may seek indemnification pursuant to a claim made hereunder). The Seller shall have the right to receive copies of all pleadings, notices and communications with respect to the third-party claim to the extent that receipt of such documents does not affect any privilege relating to any Indemnified Person and shall be entitled, at its expense, to participate in, but not to determine or conduct, any defense of the third-party claim or settlement negotiations with respect to the third-party claim. However, except with the consent of the Seller, which consent shall not be unreasonably withheld, conditioned or delayed and which shall be deemed to have been given unless the Seller shall have objected within thirty (30) days after a written request for such consent by the Purchaser, no settlement or resolution of any such claim with any third-party claimant shall be determinative of the existence of or amount of Indemnifiable Damages relating to such matter. In the event that the Seller has consented to any such settlement or resolution, the Seller shall not have any power or authority to object under Section 7.4 or any other provision of this Article VII to the amount of any claim by or on behalf of any Indemnified Person with respect to such settlement or resolution.

ARTICLE VIII
MISCELLANEOUS

8.1           Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving Party’s address set forth below or to such other address as a Party may designate by notice hereunder, and shall be either (i) delivered by hand, (ii) made by facsimile transmission, (iii) sent by recognized overnight courier, or (iv) sent by certified mail, return receipt requested, postage prepaid.

If to the Purchaser to:	AL International, Inc., dba Youngevity2400 Boswell Rd.Chula Vista, CA 91914Facsimile: 619-934-5009Attention: Steve Wallach

With a copy to:	Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.3580 Carmel Mountain Road, Suite 300San Diego, CA 92130Attn: Eddie Rodriguez

If to the Seller to:	Andrew Rinehart 680 S. David Blvd. Bountiful, UT 84010

With a copy (which shall not constitute notice) to:

Mark E. Rinehart
Attorney at LawRinehart Fetzer Simonsen & Booth P.C.1200 Chase Tower50 West Broadway
Salt Lake City, Utah 84101
Telephone: (801) 328-0266, ext. 101Fax: (801) 328-0269Cell Phone: (801) 898-3116Email: mark@rsf-law.com

All notices, requests, consents and other communications hereunder shall be deemed to have been (a) if by hand, at the time of the delivery thereof to the receiving Party at the address of such Party set forth above, (b) if sent by facsimile transmission, at the time receipt has been acknowledged by electronic confirmation or otherwise, (c) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (d) if sent by certified mail, on the 5th business day following the day such mailing is made.

8.2           Entire Agreement. The Documents embody the entire agreement and understanding between the Parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in the Documents shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

8.3           Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors, heirs, personal representatives, legal representatives, and permitted assigns.

8.4           Assignment. Neither this Agreement, nor any right hereunder, may be assigned by any of the Parties hereto without the prior written consent of the other Parties, except that the Purchaser may assign all or part of its rights and obligations under this Agreement to one or more direct or indirect subsidiaries or Affiliates (in which event, representations and warranties relating to the Purchaser shall be appropriately modified). No assignment by Purchaser shall relieve Purchaser of liability for the obligations of Purchaser under this Agreement.

8.5           Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by all Parties hereto.

8.6           Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the Party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent. No failure or delay by a Party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the Parties hereto, shall operate as a waiver of any such right, power or remedy of the Party. No single or partial exercise of any right, power or remedy under this Agreement by a Party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such Party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a Party hereto shall not constitute a waiver of the right of such Party to pursue other available remedies. No notice to or demand on a Party not expressly required under this Agreement shall entitle the Party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

8.7           No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the Parties hereto and their respective heirs, personal representatives, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

8.8           Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

8.9           Publicity. The Seller may not make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the Purchaser.

8.10           Governing Law. This Agreement and the rights and obligations of the Parties hereunder shall be construed in accordance with and governed by the Law of the State of California without giving effect to the conflict of law principles thereof.

8.11           Jurisdiction. Except as provided in Section 7.4, any legal action or proceeding with respect to this Agreement shall be brought in the courts of San Diego, California or of the United States of America located in San Diego, California. By execution and delivery of this Agreement, each of the Parties hereto accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. The Parties hereby irrevocably waive an objection or defense that they now or hereafter have to the assertion of personal jurisdiction by any court in any such action or to the laying of the venue of any such action in any such court, and hereby waive, to the extent not prohibited by law, and agree not to assert, by way of motion, as a defense, or otherwise, in any such proceeding, any claim that it is not subject to the jurisdiction of the above-named courts for such proceedings.

8.12           Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

8.13           Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

8.14           Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.

8.15  Further Assurances. At any time and from time to time after the Closing Date, at the request of the Purchaser and without further consideration, the Seller shall execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation as may be reasonably requested in order to more effectively transfer, convey and assign to the Purchaser, and to confirm the Purchaser’s title to, the Purchased Assets.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, the Parties hereto have each executed and delivered this Agreement as of the day and year first above written.

AL INTERNATIONAL, INC.

By:  /s/ Steve Wallach
Name: Steve Wallach
Title:  CEO

ADAPTOGENIX, LLC

By:  /s/ Andrew Rinehart
Name:  Andrew Rinehart
Title:  Manager

Schedule A

Products and Services Being Acquired

Renu IQ, Tazza Di Vita, Pur3x Renew, Pur3x Revolution, Pur3x Passion, all clothing and marketing materials related to the above.  The inventory of the above listed in the financial statements less current sales.

Schedule 2.1(a)

Tangible Personal Property

18 foot conference table
3 office desks
25 stand alone plastic chairs
Gear including shirts, hats, bags, banners
15 conference table chairs
3 iMac computers

Schedule 2.1(f)

Intellectual Property

Domain Names: www.pur3x.com, www.pureenergyclub.com, www.adaptogenix.net,
www.myadaptogenjx.net, www.tazzadjyjta.com
Patent Pending: Tazza Di Vita Coffee
Trademark Pending: Adaptogenix

Schedule 2.1(i)

Contracts

I do have some contracts with my shipping center, software center and formulators but it is my understanding that you probably won't be using any of them.  Most of them are just invoices and not really contracts as I've always paid cash for everything.  The only other relevant contract would be the current office lease I have which is on month to month and I'll be closing.

Schedule 2.1(j)

Permits

It is my understanding that there are none.  Perhaps my business license?  Only good in Bountiful UT.

Schedule 2.3

Commissions

None.

EXHIBIT A

CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement (“Agreement”) is effective as of 8/22/11 (“Effective Date”) by and between AL International, Inc., a Delaware corporation having its principal place of business at 2400 Boswell Rd.

Chula Vista, CA 91914 (“Company”), and ANDREW RINEHART, having his principal place of business at 680 S. Davis Blvd., Bountiful, UT 84010 (“Consultant”).

In consideration of the mutual covenants and agreements hereafter set forth, the parties agree as follows:

1.      Duties of Consultant.

a.      Services. Consultant shall perform the services described in Exhibit A, attached hereto (the “Work Statement”), or as may be requested from time to time by Company (“Services”). Upon request by Company, Consultant agrees to submit to Company in a timely manner and in written or other tangible form, any deliverables or results of Consultant’s work under this Agreement including, without limitation, all assigned Inventions as set forth in Section 5.c., and all documentation of work performed under this Agreement (collectively, the “Results”). At all times, Company shall have the right to examine the Results and any materials relating thereto to ensure Consultant’s compliance with the provisions of this Agreement.

b.      Designated Representatives. Consultant shall report directly to Steve Wallach, CEO of the Company or such other person designated by the Company (the “Designated Representative”), and shall provide the Services in accordance with this Agreement and further instructions of Company’s Designated Representative, and with such reasonable instructions given to Consultant by any other officer of Company.

c.      Performance. Consultant’s performance under this Agreement shall be conducted with due diligence and in full compliance with the highest professional standards of practice in the industry. Consultant shall at all times comply with all applicable laws and Company’s safety rules in the course of performing the Services. If Consultant’s work requires a license, Consultant represents that it has obtained that license, and that such license is in full force and effect and will remain in full force and effect during the term of this Agreement.

d.      Persons Providing Services. If Consultant is a corporation or other business entity, the Services shall be provided by approved representatives or such other employee(s) of Consultant who are approved by Company in writing prior to performing any of the Services.  Consultant agrees that it shall be responsible for a breach of this Agreement by any of its employees, agents and/or contractors.

2.      Compensation. The fees and expense reimbursements payable by Company and the payment terms of such fees and expense reimbursements shall be as set forth in the Work Statement. All fees and expense reimbursements provided for in the Work Statement are Consultant’s sole compensation for rendering the Services to Company. Consultant shall provide Company with monthly invoices detailing the applicable consulting hours and/or fees that Consultant believes are due under this Agreement, along with any applicable itemized expenses and receipts for such expenses. Company agrees to pay approved invoices within forty-five (45) days following their receipt.

3.      Term/Termination. This Agreement will commence on the Effective Date and continue, unless terminated earlier pursuant to this Section 3, until the latter of (i) one year from the date first set forth above  or (ii) so long as a Work Statement is in effect and has not been completed. This Agreement may be terminated by Company at any time, with or without cause, by giving written notice of termination to Consultant. In the event of such termination, Company will be obligated to pay Consultant any outstanding fees or expense reimbursements due under this Agreement only for or in connection with such Services actually completed by Consultant and reasonably acceptable to Company as of the date of Company’s termination notice.

4.      Confidentiality.

a.      Proprietary Information. Consultant understands that Company possesses and will possess Proprietary Information that is important to its business. For purposes of this Agreement, “Proprietary Information” is all information that is disclosed to Consultant or that was or will be developed, learned, created, or discovered by Consultant (or others) for or on behalf of Company, or that became or will become known by, or was or is conveyed to Company (including, without limitation, the Results) and has commercial value in Company’s business, or that is developed at Company’s facilities or with use of Company’s equipment. Proprietary Information includes, but is not limited to, information (and all tangible items in any form incorporating, embodying or containing information) relating to (a) all client/customer lists, vendor lists and all lists or other compilations containing client, customer or vendor information; (b) information about products, proposed products, research, product development, know-how, techniques, processes, costs, profits, markets, marketing plans, strategies, forecasts, sales and commissions, and unpublished information relating to technological and scientific developments; (c) plans for future development and new product concepts; (d) all manufacturing techniques or processes, documents, books, papers, drawings, schematics, models, sketches, computer programs, databases, and other data of any kind and descriptions including electronic data recorded or retrieved by any means; (e) the compensation, performance and terms of employment of Company employees or retention terms of Company consultants; (f) software in various stages of development, and any designs, drawings, schematics, specifications, techniques, models, data, source code, algorithms, object code, documentation, diagrams, flow charts, research and development, processes and procedures relating to any software; and (g) all other information that has been or will be given to Consultant in confidence by Company (or any affiliate) concerning Company’s actual or anticipated business, research or development, or that is received in confidence by or for Company from any other person or entity. Proprietary Information does not include information that Consultant demonstrates to Company’s satisfaction, by written documentation created in the ordinary course of business, (i) is in the public domain through lawful means that do not directly or indirectly result from any act or omission of Consultant in breach of its obligations hereunder or (ii) was already rightfully known to Consultant (other than in connection with this consulting arrangement) without restriction on use or disclosure at the time of Company’s disclosure to Consultant.

b.      Non-Disclosure. Consultant understands that the consulting arrangement creates a relationship of confidence and trust between Consultant and Company with regard to Proprietary Information. Consultant will at all times, both during and after the term of this Agreement, keep the Proprietary Information in confidence and trust. Consultant will not, without the prior written consent of an authorized officer of Company (i) copy, use or disclose any Proprietary Information, (ii) remove any Proprietary Information from the business premises of Company, or (iii) deliver any Proprietary Information to any person or entity outside the Company. Notwithstanding the foregoing, Consultant may use the Proprietary Information (and disclose and deliver same to Consultant’s employees, if applicable, who have a need to know, provided such employees have previously entered into written agreements protecting third-party proprietary information received by Consultant and containing provisions at least as restrictive as those set forth in this Section 4) as may be necessary and appropriate in the ordinary course of performing the Services.

c.      Return of Proprietary Information. Consultant agrees that upon termination of this Agreement for any reason, completion of the Services, or upon Company’s request, Consultant shall promptly deliver to Company all Proprietary Information, any document or media that contains Results (and all copies thereof), and any apparatus or equipment (and other physical property or any reproduction of such property), excepting only Consultant’s copy of this Agreement.

5.      Ownership and License.

a.      Assignment of Proprietary Information. All Proprietary Information, and all patents, patent rights, copyrights, mask work rights, trademark rights, trade secret rights, sui generis database rights, and all other intellectual and industrial property and proprietary rights of any kind that currently exist or may exist in the future anywhere in the world (collectively, the “Rights”) in connection therewith shall be the sole property of Company. Consultant hereby irrevocably assigns to Company, without further consideration, any and all Rights that Consultant may have or acquire in the Proprietary Information.

b.      Disclosure of Inventions. Consultant will promptly disclose in writing to Company’s Designated Representative all “Inventions” that relate to the business of the Company as of the date first set forth above (which term includes patentable or non-patentable inventions, original works of authorship, derivative works, trade secrets, technology, computer software, application programming interfaces, ideas, discoveries, algorithms, protocols, compositions, designs, formulas, processes, trademarks, service marks, patents, copyrights, techniques, know-how and data, and all improvements, rights, and claims related to the foregoing) made, conceived, reduced to practice, or developed by Consultant, either alone or jointly with others, during the term of this Agreement that relate to Company’s business, or that relate to demonstrably anticipated research or development of Company. Consultant will not disclose Inventions covered by this Section 5.b to any person outside of Company unless requested to do so by management personnel of Company.

c.      Assignment of Inventions. Consultant agrees to irrevocably assign to Company, without further consideration, all right, title, and interest that Consultant may presently have or acquire (throughout the United States and in all foreign countries), free and clear of all liens and encumbrances, in and to each Invention requiring disclosure under Section 5.b., which shall be the sole property of Company, whether or not patentable. Without limiting the foregoing, Consultant agrees that any such Invention comprising an original work of authorship shall be deemed to be a “work made for hire” and that Company shall be deemed the author thereof under the U.S. Copyright Act (Title 17 of the U.S. Code), provided that in the event and to the extent any such work of authorship is determined not to constitute a “work made for hire” as a matter of law, Consultant hereby irrevocably assigns and transfers to Company all right, title and interest in and to any such work of authorship including, without limitation, all copyrights.

d.      Cooperation. Consultant agrees to perform, during and after the term of this Agreement, all acts deemed necessary or desirable by Company to permit and assist it, at Consultant’s hourly rate as listed in the Work Descriptions (or, if no hourly rate is specified in the Work Descriptions, at such rate Company in its sole discretion deems reasonable), in evidencing, perfecting, obtaining, maintaining, defending and enforcing Rights and/or Consultant’s assignments herein. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings. Consultant hereby irrevocably designates and appoints Company and its duly authorized officers and agents, as Consultant’s agents and attorneys-in-fact, with full power of substitution, to act for and in behalf and instead of Consultant, to execute and file any documents and to do all other lawfully permitted acts to further the above purposes with the same legal force and effect as if executed by Consultant.

e.      Moral Rights. Any assignment of copyright hereunder (and any ownership of a copyright as a work made for hire) includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights” (collectively, “Moral Rights”). To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, Consultant hereby ratifies and consents to any action of Company that would violate such Moral Rights in the absence of such ratification/consent. Consultant will confirm any such ratifications and consents from time to time as requested by Company.

f.      Excluded Inventions. Consultant has attached hereto as Exhibit B a complete list of all existing Inventions to which Consultant claims ownership as of the date of this Agreement and that Consultant desires to specifically clarify are not subject to this Agreement. Consultant represents that Exhibit B is accurate and complete. If Exhibit B contains no such Inventions, Consultant represents that Consultant has no such Inventions at the time of signing this Agreement.

g.      Post-Termination Period. Consultant understands and acknowledges that because of the difficulty of establishing when an Invention is first conceived or developed by Consultant, or whether it results from access to Proprietary Information, Consultant agrees that any Invention conceived, developed, used, sold, exploited, or reduced to practice by Consultant or with Consultant’s aid within six (6) months after any termination of this Agreement shall be presumed to be an Invention subject to the disclosure and assignment requirements under Sections 5.b. and 5.c. (“Post-Term Inventions”). Consultant can rebut the above presumption if Consultant proves that a Post-Term Invention is not an Invention requiring disclosure and assignment as defined in Sections 5.b. and 5.c. Notwithstanding the foregoing disclosure requirement, Consultant will not be required to disclose those Post-Term Inventions conceived and developed in the course of employment for a third party where Consultant is contractually precluded from such disclosure.

h.      License. If any Rights or Inventions assigned hereunder or any Results are based on, or incorporate, or are improvements or derivatives of, or cannot be reasonably made, used, modified, maintained, supported, reproduced and distributed or otherwise fully exploited without using or violating technology or Rights owned or licensed by Consultant and not assigned hereunder, Consultant hereby grants Company a perpetual, irrevocable, worldwide, fully paid-up, royalty-free, nonexclusive, sublicensable right and license to exploit and exercise all such technology and Rights in support of Company’s exercise or exploitation of any Results or assigned Rights or Inventions (including any modifications, improvements and derivatives works thereof).

i.      Privacy. Consultant recognizes and agrees that it has no expectation of privacy with respect to Company’s telecommunications, networking, or information processing systems (including, without limitation, stored computer files, e-mail messages and voice messages) and that Consultant’s activity, and any files or messages, on any of those systems may be monitored at any time without notice.

k.      Employees/Agents of Consultant. Consultant represents and warrants that any person that Consultant employs or otherwise retains to provide services under this Agreement will agree to provisions 4 and 5 of this Agreement and will execute Exhibit C to this Agreement.

6.      Independent Contractor. (i) Consultant shall act in the capacity of an independent contractor with respect to the Company, and not as an employee or authorized agent of the Company. Consultant shall not have any authority to enter into contracts or binding commitments in the name or on behalf of the Company. Consultant will not use the Company’s logo or marks without prior written approval, and then such use shall be only for the benefit of the Company and at the direction of the Company. Consultant shall not be, nor represent itself as being, an agent of the Company, and shall not be, nor represent itself as being authorized to bind the Company. (ii) Consultant agrees, acknowledges and understands that it shall not have the status of an employee of the Company and shall not participate in any employee benefit plans or group insurance plans or programs (including, but not limited to salary, bonus or incentive plans, stock option or purchase plans, or plans pertaining to retirement, deferred savings, disability, medical or dental), even if it is considered eligible to participate pursuant to the terms such plans. In addition, Consultant understands and agrees that consistent with its independent contractor status, it will not apply for any government-sponsored benefits intended only for employees, including, but not limited to, unemployment benefits. (iii) Consultant understands and agrees that it shall not participate in any plans, arrangements, or distributions by the Company pertaining to or in connection with any pension, stock, bonus, profit-sharing, or other similar benefit program the Company may have for its employees, regardless of whether Consultant is classified as an employee for any other purpose or is otherwise eligible to participate in such plans. Consultant’s exclusion from benefit programs maintain by the Company is a material component of the terms of compensation negotiated by the parties, and is not premised on Consultant’s status as a non-employee with respect to the Company. To the extent that Consultant may become eligible for any benefit programs maintained by the Company (regardless of timing or reason for eligibility), Consultant hereby waives its right to participate in the programs. Consultant’s waiver is not conditioned on any representation or assumption concerning Consultant’s legal status as a contractor or employee. (iv) The Company shall issue Form 1099 records for its payments to Consultant made pursuant to this Agreement. Because Consultant is an independent contractor, it is solely responsible for all taxes, withholdings, and other similar statutory obligations including, without limitation, Workers’ Compensation Insurance, Unemployment Insurance, or State Disability Insurance. Consultant agrees to defend, indemnify and hold Company harmless from any and all claims made by any entity on account of an alleged failure by Consultant to satisfy any such tax or withholding obligations. Consultant warrants that it has sought and obtained independent advice regarding the tax consequences of the payments made pursuant to this Agreement.

7.      Representations and Warranties. Consultant represents and warrants that, as of the Effective Date and at all times during the term of this Agreement: (i) Consultant’s performance of the Services and all terms of this Agreement will not breach any agreement that Consultant has with another party including, without limitation, any agreement to keep in confidence proprietary information acquired by Consultant in confidence or trust prior to the execution of this Agreement; (ii) Consultant is not and will not be bound by any agreement, nor has assumed or will assume any obligation, which would in any way be inconsistent with the Services to be performed by Consultant under this Agreement; (iii) in performing the Services, Consultant will not use any confidential or proprietary information of another party, or infringe the Rights of another party, nor will Consultant disclose to Company, or bring onto Company’s premises, or induce Company to use any confidential or proprietary information of any person or entity other than Company or Consultant; (iv) Consultant will abide by all applicable laws and the Company’s safety rules in the course of performing the Consulting Services; (v) Consultant will not use or retain any other individual(s) or employee(s) in performing services for the Company except with prior written approval has been obtained from the Company; (vi) in the event Consultant uses or retains any other individual(s) in performing services for the Company, Consultant hereby assumes full responsibility for all actions of all such individuals, and agrees to indemnify and hold the Company harmless from any and all claims by such individuals relating to services performed in conjunction with this Agreement; and (vii) all of Consultant’s employees and contractors, as applicable, performing any of the Services have executed written non-disclosure, assignment of rights and other appropriate agreements sufficient to protect the confidentiality of the Proprietary Information, and sufficient to allow Consultant to grant the assignments and licenses to Company as provided herein.

8.      Indemnity. Consultant will defend, indemnify and hold Company and its affiliates (and their respective employees, directors and representatives) harmless against any and all losses, liabilities, damages, claims, demands and suits and related costs and expenses (including, without limitation, reasonable attorneys’ fees and court costs) arising or resulting, directly or indirectly, from (i) any act or omission of Consultant (its employees or independent contractors) or Consultant’s (its employees’ or independent contractors’) breach of any representation, warranty or covenant of this Agreement, or (ii) infringement of any third-party intellectual property rights by the Results, Company’s use of the Results or Consultant’s performance of the Services, and (iii) any failure (alleged or actual) by Consultant to satisfy any of the tax or withholding obligations for Consultant or any employee or individual retained by Consultant to perform services for the Company.

9.      Limit of Liability. NOTWITHSTANDING ANYTHING ELSE IN THIS AGREEMENT OR OTHERWISE, NEITHER CONSULTANT NOR COMPANY WILL BE LIABLE WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY INCIDENTAL, SPECIAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES.

10.      Miscellaneous.

a.      Governing Law. Consultant agrees that any dispute in the meaning, effect or validity of this Agreement shall be resolved in accordance with the laws of the State of California without regard to the conflict of laws provisions thereof. The sole jurisdiction and venue for actions related to the subject matter of the Agreement shall be the state and federal courts having within their jurisdiction the location of Company’s principal place of business, and both parties hereby consent to such jurisdiction and venue and waive all objections thereto. If any provision of this Agreement is held to be illegal or unenforceable, such provision shall be limited or excluded from this Agreement to the minimum extent required, and the balance of the Agreement shall be interpreted as if such provision was so limited or excluded and shall be enforceable in accordance with its terms.

b.      Assignment. This Agreement (together with all attached exhibits) shall be binding upon Consultant, and inure to the benefit of the parties hereto and their respective heirs, successors, assigns, and personal representatives; provided, however, that Consultant shall not assign any of its rights or delegate any of its duties hereunder without Company’s prior written consent and any attempted assignment or delegation will be void.

c.      Entire Agreement. This Agreement (together with the executed Work Statement and attached exhibits) and the Asset Purchase Agreement between the Company and AdaptoGenix, LLC, and documents relating thereto contains the entire understanding of the parties regarding its subject matter and supersedes any and all prior agreements regarding this consulting relationship. This Agreement may only be modified by a subsequent written agreement executed by authorized representatives of both parties.

d.      Notices. All notices required or given under this Agreement shall be addressed to the parties at the addresses shown in the “Notices” section of the Work Statement (or such other address as may be provided by written notice in accordance with this Section 11.d.) and shall be deemed given upon receipt (or, if not received sooner, three (3) days after deposit in the U.S. mails) when delivered by registered mail, postage pre-paid, return receipt requested, by facsimile (with a confirmation copy sent by registered mail) or by commercial overnight delivery service with tracking capabilities.

e.      Attorneys’ Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, court costs and necessary disbursements, in addition to any other relief to which the party may be entitled.

f.      Remedies. Consultant recognizes that nothing in this Agreement is intended to limit any remedy of Company under the California Uniform Trade Secrets Act and that Consultant could face possible criminal and civil actions, resulting in substantial monetary liability if Consultant misappropriates Company’s trade secrets. In addition, Consultant recognizes that a violation of this Agreement could cause Company irreparable harm, the amount of which may be extremely difficult to estimate, thus, making any remedy at law inadequate. Therefore, Consultant agrees that Company shall have the right to apply to any court of competent jurisdiction for an order restraining any breach or threatened breach of this Agreement and for any other relief Company deems appropriate without being required to post any bond or other security. This right shall be in addition to any other remedy available to Company in law or equity.

g.      Survival. The provisions of this Agreement that may be reasonably interpreted as surviving its termination, including the applicable provisions of Sections 3-10, shall continue in effect after termination of this Agreement. Company is entitled to communicate Consultant’s obligations under this Agreement to any future client or potential client of Consultant.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the first day above written.

“CONSULTANT”
Andrew Rinehart

By:  /s/ Andrew Rinehart
Name:  Andrew Rinehart
Title:  Manager

“COMPANY”

AL International, Inc.

By:  /s/ Steve Wallach
Steve Wallach, CEO

EXHIBIT A

WORK STATEMENT

1.	General

This Work Statement defines work to be done for AL International, Inc. (“Company”) by Andrew Rinehart (“Consultant”) under that certain Consulting Services Agreement dated ___8/22/11___________ (“Agreement”). In the event of a conflict between any provision of this Work Statement and the Agreement, the provisions of the Agreement will control.

2.	Description of Project/Services

The Services to be provided are as follows:
Consultant shall assist the Company with two (2) national weight loss campaigns.
Consultant shall assist the Company by motivating distributors and training leaders to perform.
Consultant shall assist the Company by attending and hold distributors meetings.  He will hold or attend 15 meetings of at least 25 distributors.
Consultant shall attend the Company’s annual convention to support the conversion of the Companies.

3.	Equipment and Resources to be Provided by Company

Company shall provide and make available to Consultant, on a loan basis only, the following materials, documentation and equipment:
Documents and equipment as needed and provided from time to time by the Company

4.	Fees

The fees applicable to the Services are as follows:
No additional fees shall be paid during this term.  If additional periods or terms are to be considered to which Consultant would be paid, such agreement will be entered into at that time.

Note if Consultant fails to perform duties within this agreement, he will surrender his right to receive payment for the Note associated with this agreement.

5.	Notices

Any notices required under the Agreement, shall be provided to the persons and at the addresses listed below.

To Company:                                                                           To Consultant:
Youngevity                                                                              Andrew Rinehart
2400 Boswell Road                                                                  680 S Davis Blvd.
Chula Vista, CA 91914
Attention: Steve Wallach                                                       Attention:

7.           Term of Services (Subject to early termination as provided in the Agreement)

Begin:           Date of Close

End:           As described in Paragraph #3

COMPANY AL International, Inc.	CONSULTANT
By: /s/ Steve Wallach Signature	By: /s/ Andrew Rinehart Signature
Steve Wallach Name	Andrew Rinehart Name
CEO Title	Manager Title
8/22/11 Date	8/2/11 Date

EXHIBIT B

Proprietary Information and Inventions Agreement

EXHIBIT B

DISCLOSURE OF INVENTIONS

AL International Inc.
2400 Boswell Road
Chula Vista, CA  91914

    The following is a complete list oflnventions relevant to the performance of the Services for AL INTERNATIONAL, INC.("Company") that hnvc been mndc or conceived or fi rst reduce d to practice by Consultnnt alone or · jointly with others prior to the execution of that certain Consulting Services Agreement dated 8/22/1 ("Agreement") entered into between Consultant nnd Company that Consultant desires to clarify are not subject  to the Agreement.

     X     No Inventions
             See below
             Additional sheets attached

Consultant:

By:  /s/ Andrew Rinehart

Andrew Rinehart
Name

CEO
Title

8/22/11
Date

EXHIBIT C

PROMISSORY NOTE

$900,000 September 22, 2011

FOR VALUE RECEIVED, AL INTERNATIONAL, INC., a Delaware corporation (the “Company”), hereby promises to pay to the order of ADAPTOGENIX, LLC, a Utah limited liability company (the “Lender”), the principal sum of Nine Hundred Thousand Dollars ($900,000), together with interest thereon.  This Note shall bear simple interest commencing on the date hereof, at a rate of 0.32% per annum.  This Note is issued pursuant to the terms of that certain Asset Purchase Agreement dated as of August 22, 20111 between Lender, as Seller, and the Company, as Purchaser (the “Purchase Agreement”).  Capitalized terms not elsewhere defined herein shall have the meanings set forth in the Purchase Agreement.

1.           Payments.

1.1           All payments shall be made in lawful money of the United States of America or in shares of the Company’s capital stock as set forth in Section 2.3 below at the principal office of the Company, or at such other place as the Lender may from time to time designate in writing to the Company.  The Company may repay all or any portion of the principal and accrued interest outstanding under the Notes without penalty of pre-payment.

1.2           The outstanding principal balance and unpaid accrued interest on this Note shall be due and payable in equal installments of $25,000 per month, beginning on October 1, 2011, and ending on the date when all amounts owed hereunder have been paid in full.  Payment shall be credited first to the accrued interest then due and payable, and the remainder shall be applied to principal.

2.           Defaults; Acceleration. The occurrence of any Event of Default shall be a default hereunder. Upon the occurrence of any Event of Default, all amounts then outstanding hereunder shall immediately become due and payable in full.  The occurrence of any one or more of the following, whatever the reason therefore, shall constitute an “Event of Default” under this Note:

(a)           the Company shall fail to pay on the date and by the time of day specified above, any amount due to Lender pursuant to this Note or any other document relating to the indebtedness evidenced hereby or otherwise; or

(b)           the Company shall fail to perform or observe any term, covenant or agreement contained in this Note or any other document relating to the indebtedness evidenced by this Note; or

(c)           Any representation or warranty made to Lender by the Company, orally or in writing, or contained in any document made or delivered by the Company, proves incorrect or to have been incorrect in any material respect when made; or

(d)           All or substantially all of the assets of the Company are sold or otherwise transferred without Lender’s written consent, or a change in control of the Company occurs; or

(e)           the Company is the subject of a voluntary order for relief in any bankruptcy court, or is unable or admits in writing its debts as they mature, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer (“Receiver”); or any Receiver is appointed and the appointment continues undischarged or unstayed for thirty (30) calendar days; or the Company institutes or consents to any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, custodianship, conservatorship, liquidation, rehabilitation or similar proceedings relating to it or to all or any part of its property under the laws of any jurisdiction; or any similar proceeding is instituted and continues undismissed or unstayed for thirty (30) calendar days; or any judgment, writ, attachment, execution or similar process is issued or levied against all or any part of the real property subject to the Deed of Trust is not released, vacated or fully bonded within thirty (30) calendar days after such issue or levy; or

(f)           There shall occur a material adverse change in the financial condition of the Company as determined by Lender in its reasonable discretion; or

(g)           This Note ceases to be in full force and effect or is declared null and void by a court of competent jurisdiction; or the Company claims that this Note is ineffective or unenforceable, in whole or in part, or denies any or further liability or obligation under this Note or both, unless all indebtedness and obligations of the Company thereunder have been fully paid and performed.

3.           Waivers. The Company hereby waives any right of offset the Company now has or may hereafter have against the Lender hereof and its successors and assigns. The Company hereby waives presentment, demand, protest, notice of protest, notice of nonpayment or dishonor and all other rights. Any delay on Lender’s part in exercising any right hereunder or under any of other documents associated with this Note shall not operate as a waiver. Lender’s acceptance of partial or delinquent payments or the failure of Lender to exercise any rights shall not waive any obligation of the Company or any right of Lender, or modify this Note, or waive any other similar default.

5.           Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.

6.           Costs of Collection. The Company hereby agrees, subject only to any limitation imposed by applicable law, to pay all expenses, including reasonable attorneys' fees and legal expenses, incurred by the Lender in endeavoring to collect any amounts payable hereunder which are not paid when due, whether by declaration or otherwise.

7.           Amendments. Any provision of this Note may be amended, waived or modified in a writing signed by the Lender and the Company.

8.           Assignment. This Note shall be binding upon the heirs, executors, administrators, successors and assigns of the Company and inure to the benefit of the Lender and its successors, endorsees and assigns. Lender may assign its rights hereunder or obtain, sell or grant participation interests in this Note and/or the other indebtedness represented by this Note Documents at any time, and any such assignee, successor or participant shall have all rights of the Lender hereunder.

9.           Usury. the Company hereby represents and agrees that the indebtedness represented by this Note is for commercial and business uses and not for personal, family or household purposes. It is the specific intent of the Company and Lender that this Note bear a lawful rate of interest, and if any court of competent jurisdiction should determine that the rate herein provided for exceeds that which is statutorily permitted for the type of transaction evidenced hereby, the interest rate shall be reduced to the highest rate permitted by applicable law, with any excess interest theretofore collected being applied against principal or, if such principal has been fully repaid, returned to the Company upon written demand.

10.           Notices. All notices to be given pursuant to this Note shall be sufficient if given by personal service, by email, by guaranteed overnight delivery services, by telex, telecopy or telegram or by being mailed postage prepaid, certified or registered mail, return receipt requested, to the described addresses of the parties hereto as provided by the Company and Lender to each other from time to time.

11.           Partial Invalidity. If any section or provision of this Note is declared invalid or unenforceable by any court of competent jurisdiction, said determination shall not affect the validity or enforceability of the remaining terms hereof. No such determination in one jurisdiction shall affect any provision of this Note to the extent it is otherwise enforceable under the laws of any other applicable jurisdiction.

12.           Further Acknowledgements. TO THE FULLEST EXTENT ALLOWED BY LAW, THE COMPANY HEREBY WAIVES AND DISCLAIMS ANY AND ALL CLAIMS, DISSENT OR OBJECTION TO THE TERMS OR ENFORCEABILITY OF THE INDEBTEDNESS REPRESENTED BY THIS NOTE ON THE GROUNDS THAT THE INDEBTEDNESS REPRESENTED BY THIS NOTE DOCUMENTS OR THE TERMS THEREOF ARE UNCONSCIONABLE, VIOLATE PUBLIC POLICY OR ARE OTHERWISE UNENFORCEABLE ACCORDING TO THEIR TERMS. BORROWER IS REPRESENTED BY LEGAL COUNSEL. THE COMPANY UNDERSTANDS THAT THE INTEREST RATE AND FEES CHARGED HEREIN EXCEED STANDARD COMMERCIAL INTEREST RATES AND FEES AND THAT THE LENDER AND THE COMPANY HAVE AGREED TO THESE RATES AND FEES DUE TO THE NATURE OF THE TRANSACTION.

13.           Jury Waiver. THE COMPANY AND LENDER HEREBY WAIVE ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING RELATING TO THIS NOTE, THE DEEDS OF TRUST AND TO ANY OF THE LOAN DOCUMENTS, THE OBLIGATIONS HEREUNDER OR THEREUNDER, ANY COLLATERAL SECURING THE OBLIGATIONS, OR ANY TRANSACTION ARISING THEREFROM OR CONNECTED THERETO. THE COMPANY REPRESENTS THAT THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY GIVEN.

IN WITNESS WHEREOF, the Company has executed and delivered this Promissory Note on the date set forth below, to be effective as of the day and year first above written.

AL INTERNATIONAL, INC., a Delaware corporation

Date:  8/22/11
                         By:  /s/ Steve Wallach
Name:  Steve Wallach
Its:  CEO